Exhibit n(1)

Form of

Amended Rule 18f-3(d) Multiple Class Plan

for Legg Mason Partners Variable Portfolios I, Inc.

dated as of [            ], 2007

Introduction

This plan (the “Plan”) is adopted pursuant to Rule 18f-3 (d) under the Investment Company Act of 1940, as amended (the “1940 Act”). The purpose of the Plan is to establish expense allocation arrangements with respect to the shares of the investment portfolios of Legg Mason Partners Variable Portfolios I, Inc. (the “Company”) set forth on Schedule A (the “Portfolios” and each a “Portfolio”). Shares of each Portfolio are distributed pursuant to a system (the “Multiple Class System”) in which each class of shares (a “Class”) of the Portfolio represents a pro rata interest in the same portfolio of investments of the Portfolio and differs only to the extent outlined below.

I. Distribution Arrangements

One or more Classes of shares of each Portfolio are offered for purchase by investors with the following sales load structure. In addition, pursuant to Rule 12b-1 under the 1940 Act (the “Rule”), the Company has adopted a plan (the “Distribution Plan”) under which Class II and Class IIA shares of a Portfolio, as applicable, are subject to the distribution fees described below.

1. Class I Shares

Class I shares are offered without imposition of either a sales charge or a service or distribution fee.

2. Class II Shares

Class II shares are offered without a sales charge but, under the Distribution Plan, are subject to a distribution fee at an annual rate of up to 0.25% of average daily net assets.

3. Class IIA Shares

Class IIA shares are offered without a sales charge but, under the Distribution Plan, are subject to a distribution fee at an annual rate of up to 0.25% of average daily net assets.

4. Additional Classes of Shares

The Board of Directors of the Company has the authority to create additional classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

II. Expense Allocations

Under the Multiple Class System, all expenses incurred by a Portfolio are allocated among the various Classes of shares based on the net assets of that Portfolio attributable to each Class, except that the net asset value and expenses of the Class II and IIA shares reflect the expenses associated with that Class under the Portfolio’s Distribution Plan, including any costs associated with obtaining shareholder approval of the Distribution Plan (or an amendment thereto) and any expenses specific to that Class. Expenses that are specific to a Class are limited to the following:

(i) transfer agency fees as identified by the transfer agent as being attributable to a specific Class;

(ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

(iii) Blue Sky registration fees incurred by a Class of shares;

(iv) Securities and Exchange Commission registration fees incurred by a Class of shares;

(v) the expense of administrative personnel and services as required to support the shareholders of a specific Class;

(vi) litigation or other legal expenses relating solely to one Class of shares;

(vii) Directors’ fees, including independent counsel fees, incurred as a result of issues relating to one Class of shares; and

(viii) Shareholder meeting expenses for meetings of a particular class.

Pursuant to the Multiple Class System, expenses of a Portfolio allocated to a particular Class of shares of that Portfolio are borne on a pro rata basis by each outstanding share of that Class.

III. Term and Termination.

(a) This Plan shall become effective on     , 2007, and shall continue in effect with respect to each class of shares of a Portfolio until terminated in accordance with the provisions of Section III(b) hereof.

(b) This Plan may be terminated at any time with respect to any Portfolio or any class thereof, as the case may be, by vote of a majority of both the Directors of the Company and the Directors who are not interested persons of the Company as defined in the 1940 Act (the “Qualified Directors”). The Plan may remain in effect with respect to a class of a Portfolio even if this Plan has been terminated in accordance with this Section III(b) with respect to another class of that Portfolio.

IV. Amendments.

Any material amendment to this Plan shall require the affirmative vote of a majority of both (a) the full Board of Directors of the Company and (b) the Qualified Directors.

V. Selection of Certain Directors.

While the Plan is in effect, the selection and nomination of the Portfolio’s Qualified Directors will be committed to the discretion of the Qualified Directors then in office.

Legg Mason Partners Variable Portfolios I, Inc.

Operating under Rule 18f-3 – Schedule A

(as of                 , 2007)

Legg Mason Partners Variable Portfolios I, Inc.

Legg Mason Partners All Cap Portfolio

Legg Mason Partners Variable High Yield Bond Portfolio

Legg Mason Partners Investors Portfolio

Legg Mason Partners Variable Large Cap Growth Portfolio

Legg Mason Partners Small Cap Growth Portfolio

Legg Mason Partners Variable Strategic Bond Portfolio

Legg Mason Partners Variable Total Return Portfolio